Exhibit 21.1

SUBSIDIARIES OF UNITED DEFENSE INDUSTRIES, INC.

UDLP HOLDINGS CORP., a Delaware corporation

UNITED DEFENSE, L.P., a Delaware limited partnership

BARNES & REINECKE, INC., a Delaware corporation

BOFORS DEFENSE HOLDING COMPANY AB,
     a limited company incorporated under the laws of Sweden

FNSS SAVUNMA SISTEMLERI A.Ş.,
     a corporation organized under the laws of the Republic of Turkey

UNITED DEFENSE (UK), INC., a Delaware corporation

UNITED STATES MARINE REPAIR, INC., a Delaware corporation